Form of Letter Amendment

Re: Letter Amendment Number __ to Participation Agreement

Dear Sir or Madam:

The purpose of this letter (this ”Amendment”) is to amend the Participation Agreement, dated _________, as amended, by and among [Fund Group]; [Fund Distributor]; Sun Life Assurance Company of Canada (U.S.) (subsequently renamed Delaware Life Insurance Company, “DLIC”); and Sun Life Insurance and Annuity Company of New York (subsequently renamed Delaware Life Insurance Company of New York, “DLNY”) (the “Agreement”).

Effective July 1, 2023, DLIC and Nassau Life Insurance Company (“NNY”) completed the sale of DLNY, formerly a wholly-owned subsidiary of DLIC, to NNY, as a result of which DLNY became a wholly-owned subsidiary of NNY. On July 5, 2023, DLNY merged with and into NNY, with NNY as the surviving company (the “Merger”). By operation of law, upon the Merger, NNY became the issuer of the variable annuity contracts and variable life insurance policies that were originally issued by DLNY, NNY succeeded to all contractual rights and obligations of DLNY, and all segregated asset accounts of DLNY became segregated asset accounts of NNY. Accordingly, as a result of the Merger, NNY became a party to the Agreement and succeeded to all rights and obligations of DLNY thereunder.

NNY hereby seeks its full release and removal from the Agreement in order to facilitate the execution of a separate Participation Agreement between NNY, [Fund Group], and [Fund Distributor], an agreement to which DLIC would not be a party. In addition, upon NNY’s release and removal, the segregated asset accounts of NNY (formerly the segregated asset accounts of DLNY) will no longer be subject to the terms and provisions of the Agreement. The parties’ rights, duties, and obligations with respect to the segregated asset accounts of DLIC remaining under the Agreement are not modified by this Amendment.

NNY therefore requests that you agree to the release and removal of NNY from all rights, duties, and obligations and all other provisions under the Agreement. Please provide your consent to the release and removal of NNY from the Agreement by signing the accompanying signature page.

Neither the release and removal of NNY as a party to the Agreement nor anything else in this Amendment is intended to otherwise modify the rights, duties, and obligations of the remaining parties to the Agreement upon NNY’s release and removal therefrom.

Thank you for your attention and assistance in this matter. If you have any questions, please call.

Sincerely,

Nassau Financial Group

One American Row, P.O. Box 5056

Hartford, CT 06102-5056

www.nfg.com

[Remainder of page intentionally left blank]

Signature Page to Letter Amendment

This Amendment may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form, and the parties hereby adopt as original any signatures received via electronically transmitted form. Electronic signatures will have the same legal effect as original signatures.

IN WITNESS WHEREOF, each of the parties hereto have caused this Amendment to be executed in its name and behalf by a duly authorized officer as of the date first written above.

NASSAU LIFE INSURANCE	DELAWARE LIFE INSURANCE
COMPANY	COMPANY

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

FUND GROUP	FUND DISTRIBUTOR

By:	By:
Name:	Name:
Title:	Title:
Date:	Date: